NovaDel Announces Sublicense Agreement for Zensana™

Partnership with Par Pharmaceuticals Provides Best Strategic Path for Promising Drug

Flemington, NJ - August 01, 2007 - NovaDel Pharma Inc. (AMEX: NVD), today announced that Par Pharmaceuticals has been granted sublicense rights for the development and commercialization of Zensana™ (ondansetron HCl, oral spray). Ondansetron is a 5-HT3 antagonist to prevent nausea and vomiting after chemotherapy, radiation and surgery. Upon successful development and approval, we believe Zensana™ could be among the first in its class to be available in an oral spray form. Par and NovaDel anticipate collaborating on the development of a formulation of Zensana™, with Par responsible for updating the New Drug Application and commercializing the product in North America.

Steven B. Ratoff, Chairman and interim President and Chief Executive Officer of NovaDel said, “I am very pleased to have entered into such a strategic arrangement with Par. Over the past year, Par has demonstrated a strong commitment to branded pharmaceutical products targeting the AIDS and oncology supportive care markets, which includes a series of product acquisitions over the past few months. The combination of NovaDel’s proven expertise in oral spray formulations along with Par’s extensive product development and commercialization capabilities provides an excellent path forward for an important drug such as, Zensana.”

“Zensana aligns well with Par’s strategy to expand its presence in supportive care for oncology and AIDS patients,” said John A. MacPhee, President of Par’s branded division. “We’re fortunate to be able to call upon NovaDel’s and our own scientific team’s expertise to help bring this unique dosage form to market. For Par, this agreement provides an opportunity to take advantage of our core scientific competencies in formulation and bioequivalence while expanding our product pipeline. We expect Zensana to be an excellent alternative for patients having difficulty tolerating tablets and other forms of ondansetron.”

Anti-emetic therapies constitute the largest segment of the supportive care market in the U.S., with annual sales estimated to exceed $2 billion. Ondansetron is by far the prescription leader in the category, with more than two million prescriptions written annually.

Simultaneous to this sublicense, NovaDel and Hana Biosciences have amended their existing license agreement for Zensana™ in North America. The key financial provisions of the license agreement remain unchanged with NovaDel expected to receive a milestone payment upon approval and royalties ranging from 25% - 15% of net sales upon successful commercialization of the drug. In addition, Hana will no longer recoup certain development expenses in exchange for 73,121 shares of Hana common stock held by Novadel.

As part of Par’s strategy to concentrate its resources on supportive care in AIDS and oncology markets, Par has returned to NovaDel the rights to NitroMist™ (nitroglycerin lingual aerosol), NovaDel’s proprietary oral spray form of the drug used to treat angina pectoris. NovaDel is currently investigating strategic partners for the commercialization of this FDA approved product.

ABOUT NOVADEL PHARMA

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations for a broad range of marketed drugs. The Company’s proprietary technology offers, in comparison to conventional oral dosage forms, the potential for faster absorption of drugs into the bloodstream leading to quicker onset of therapeutic effects and possibly reduced first pass liver metabolism, which may result in lower doses. Oral sprays eliminate the requirement for water or the need to swallow, potentially improving patient convenience and adherence.

NovaDel’s oral spray technology is focused on addressing unmet medical needs for a broad array of existing and future pharmaceutical products. The Company’s most advanced oral spray candidates target angina, nausea, insomnia, migraine headaches and disorders of the central nervous system. NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (AMX: NVD), visit our website at www.novadel.com.

ABOUT PAR

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.

ABOUT HANA BIOSCIENCES

Hana Biosciences, Inc. is a South San Francisco, Calif.-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to advance cancer care. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

***

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

CONTACTS:

Susan H. Griffin

(908) 782-3431 ext. 2423
Director, Investor Relations

NovaDel Pharma Inc.

sgriffin@novadel.com